EXHIBIT 99.1

PRESS RELEASE                          Source: Steel Partners Holdings L.P.

Steel Partners Holdings L.P. Reports Second Quarter 2013 Financial Results

NEW YORK, August 8, 2013 -- Steel Partners Holdings L.P. (NYSE: SPLP) (“SPLP” or the “Company”), a global diversified holding company, today announced operating results for the second quarter and six months ended June 30, 2013. They are summarized in the following paragraphs. For a full discussion of the operating results, please read the Company's Form 10-Q, which can be found at www.steelpartners.com.

SPLP reported revenues of $219.1 million for the quarter, as compared to $201.6 million for the same period of 2012. Income before taxes and equity method investments was $15.4 million in the second quarter of 2013, as compared to $28.4 million in the same period of 2012. Net income attributable to the Company's common unitholders for the first quarter of 2013 was $16.1 million, or $0.53 per diluted common unit, as compared to a net loss of $7.4 million, or $0.24 per diluted common unit, for the same period in 2012.

For the six months ended June 30, 2013, revenues were $402.6 million as compared to $365.0 million for the same period in 2012. Income before taxes and equity method investments was $20.7 million in the first six months of 2013, as compared to $27.5 million in the same period of 2012. Net income attributable to the Company's common unitholders for the first six months of 2013 was $4.1 million, or $0.14 per diluted common unit, as compared to net income of $38.6 million, or $1.37 per diluted common unit, for the same period in 2012.

Financial Summary ($000s)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$219,096	$201,626	$402,558	$364,972
Costs and Expenses	203,649	173,214	381,854	337,518
Income before taxes and equity method investments	15,447	28,412	20,704	27,454
Income tax provision	8,067	10,551	8,714	12,120
Income (Loss) of associated companies, net of taxes	13,381	(21,921)	3,013	28,619
(Loss) Income from other investments - related party	(1,227)	1,790	(158)	(9,010)
Income (Loss) from investments held at fair value	4,599	340	(4,541)	8,978
Net income (loss) from continuing operations	24,133	(1,930)	10,304	43,921
(Loss) Income from discontinued operations	(2,386)	437	3,431	4,724
Net income (loss)	21,747	(1,493)	13,735	48,645
Income attributable to noncontrolling interests	(5,650)	(5,926)	(9,588)	(10,094)
Net income (loss) attributable to common unit holders	$16,097	$(7,419)	$4,147	$38,551

Net income (loss) per common unit - basic	$0.53	$(0.24)	$0.14	$1.37
Net income (loss) per common unit - diluted	$0.53	$(0.24)	$0.14	$1.37

Segment Results ($000s)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
Diversified industrial	$182,085	$164,430	$331,041	$308,816
Energy	29,376	19,264	55,727	31,626
Financial services	7,271	4,099	13,580	8,135
Corporate	364	13,833	2,210	16,395
Total	$219,096	$201,626	$402,558	$364,972
Income (loss) from continuing operations before income taxes:
Diversified industrial	$31,692	$10,531	$39,519	$22,019
Energy	2,157	(3,008)	5,456	17,262
Financial services	4,680	2,070	8,436	4,366
Corporate	(6,329)	(972)	(34,393)	12,394
Income from continuing operations before income taxes	32,200	8,621	19,018	56,041
Income tax provision	8,067	10,551	8,714	12,120
Net income (loss) from continuing operations	$24,133	$(1,930)	$10,304	$43,921
Income (loss) from equity method investments:
Diversified industrial	$15,073	$(6,321)	$15,202	$(2,982)
Energy	(80)	(4,399)	(80)	13,139
Corporate	(2,839)	(9,411)	(12,267)	9,452
Total	$12,154	$(20,131)	$2,855	$19,609

About Steel Partners Holdings L.P.
Steel Partners Holdings L.P. is a global diversified holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests.  It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking, food products and services, oilfield services, sports, training, education, and the entertainment and lifestyle industries.
Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. Forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2013 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, SPLP's subsidiaries need for additional financing and the terms and conditions of any financing that is consummated, their customers' acceptance of its new and existing products, the risk that the Company and its subsidiaries will not be able to compete successfully, and the possible volatility of the Company's unit price and the potential fluctuation in its operating results. Although SPLP believes that the expectations reflected in its forward-looking statements are reasonable and achievable, any such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2012 for information regarding risk factors that could affect the Company's results. Except as otherwise required by federal securities laws, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.
Investor contact: Steel Partners Holdings GP Inc.
James F. McCabe, Jr., Chief Financial Officer
212-520-2376
jmccabe@steelpartners.com